PINEBRIDGE MUTUAL FUNDS

INTERIM INVESTMENT ADVISORY AGREEMENT

This Agreement is made as of March 26, 2010, by and between the PineBridge Mutual Funds, a Delaware statutory trust (“Trust”), on behalf of the series of the Trust listed on Schedule A hereto, as may be amended from time to time (the “Fund”), and PineBridge Investments LLC, a Delaware limited liability company (“Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company consisting of one or more separate funds, each having its own assets and investment objectives, policies and restrictions; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”); and

WHEREAS, the Trust desires to retain the Adviser to provide investment advisory and portfolio management services to the Fund pursuant to the terms and provisions of this Agreement, and the Adviser is willing to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.           Appointment.  The Trust hereby appoints the Adviser to serve as the investment adviser of the Trust and the Fund listed on Schedule A hereto, as amended from time to time, for the period and on the terms set forth in this Agreement.  The Adviser accepts such appointment and agrees to render the services herein set forth for compensation as set forth on Schedule A.  In the performance of its duties, the Adviser will act in the best interests of the Trust and the Fund and will perform its duties hereunder for the Trust and the Fund in conformity with: (a) applicable laws and regulations, including, but not limited to, the 1940 Act and the Advisers Act; (b) the terms of this Agreement; (c) the investment objectives, policies and restrictions of the Fund as stated in the Trust’s currently effective registration statement under the Securities Act of 1933, as amended, and the 1940 Act; (d) the Trust’s Declaration of Trust and Bylaws; and (e) such other guidelines as the Board of Trustees of the Trust (the “Board”) reasonably may establish or approve.  The Adviser will be an independent contractor and will have no authority to act for or represent the Trust or Fund in any way or otherwise be deemed to be an agent of the Trust or Fund unless expressly authorized in this Agreement or in another appropriate written format.

2.           Duties of the Adviser.

(a)           Investment Program.  Subject to supervision by the Board, the Adviser will provide a continuous investment program for the Fund and shall determine what securities and other investments will be purchased, retained, sold or loaned by the Fund and what portion of such assets will be invested or held uninvested as cash.  The Adviser will exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.  The Adviser will be responsible for preserving the confidentiality of information concerning the holdings, transactions, and business activities of the Trust and the Fund in conformity with the requirements of the 1940 Act, other applicable laws and regulations, and any policies that are approved by the Board.

(b)           Exercise of Rights.  The Adviser, unless and until otherwise directed by the Board, will exercise all rights of security holders with respect to securities held by the Fund, including, but not limited to: voting proxies; converting, tendering, exchanging or redeeming securities; acting as a claimant in class action litigation (including litigation with respect to securities previously held); and exercising rights in the context of a bankruptcy or other reorganization.

(c)           Execution of Transactions and Selection of Broker-Dealers.  The Adviser shall be responsible for effecting transactions for the Fund and selecting brokers or dealers to execute such transactions for the Fund.  In the selection of brokers or dealers (which may include brokers or dealers affiliated with the Adviser) and the placement of orders for the purchase and sale of portfolio investments for the Fund, the Adviser shall use its best efforts to obtain for the Fund the best execution available, except to the extent that it may be permitted to pay higher brokerage commissions for brokerage or research services as described below.  In using its best efforts to obtain the best execution available, the Adviser, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of execution and research services provided by the broker or dealer.  Subject to such policies as the Board may determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage or research services to the Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund and to other clients of the Adviser as to which the Adviser exercises investment discretion.  The Trust hereby agrees that any entity or person associated with the Adviser which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and the Trust hereby consents to the retention of compensation for such transactions.

(d)           Reports to the Board.  Upon request, the Adviser shall provide to the Board such analyses and reports as may be required by law or otherwise reasonably required to fulfill its responsibilities under this Agreement.

(e)           Delegation of Authority.  Any of the duties specified in this Paragraph 2 with respect to the Fund may be delegated by the Adviser, at the Adviser’s expense, to an appropriate party, including an affiliated party (“Subadviser”), subject to such approval by the Board and shareholders of the Fund to the extent required by the 1940 Act.  The retention of one or more Subadvisers by the Adviser pursuant to this Paragraph 2(e) shall in no way reduce the obligations of the Adviser under this Agreement and the Adviser shall be responsible to the Trust for all acts or omissions of each Subadviser in connection with the performance of the Adviser’s duties under this Agreement.  In connection with the delegation of responsibilities to a Subadviser, the Adviser shall:

(i)	Oversee the performance of delegated functions by each Subadviser and furnish the Board with periodic reports concerning the performance of delegated responsibilities by the Subadviser;

(ii)	Allocate the portion of the assets of the Fund to be managed by one or more Subadvisers for such fund and coordinate the activities of all Subadvisers;

(iii)	If appropriate, recommend changes in a Subadviser or the addition of a Subadviser, subject to the necessary approvals under the 1940 Act; and

(iv)	Be responsible for compensating the Subadviser in the manner specified in its agreement with the Subadviser.

3.           Services Not Exclusive.  The services furnished by the Adviser hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.  Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser, who may also be a Trustee, officer, or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature.

4.           Compliance with Rule 38a-1.  The Adviser shall maintain policies and procedures that are reasonably designed to prevent violations of the federal securities laws, and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities.  The Adviser shall also provide the Trust’s chief compliance officer with periodic reports regarding its compliance with the federal securities laws, and shall promptly provide special reports in the event of any material violation of the federal securities laws.

5.           Books and Records.  The Adviser will maintain all accounts, books and records with respect to the Fund as are required pursuant to the 1940 Act and Advisers Act and the rules thereunder.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request.  The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

6.           Expenses of the Adviser and the Trust.  During the term of this Agreement, the Fund will bear all fees and expenses not specifically waived, assumed or agreed to be paid by the Adviser and incurred in its operations and the offering of its shares.  Expenses borne by the Fund will include, but not be limited to, the following (or the Fund’s proportionate share of the following): brokerage commissions and issue and transfer taxes relating to securities purchased or sold by the Fund or any losses incurred in connection therewith; expenses of organizing the Fund; filing fees and expenses relating to the registration and qualification of the Fund’s shares under federal or state securities laws and maintaining such registrations and qualifications; distribution and service fees; fees and salaries payable to the Trustees and officers of the Trust who are not officers, directors/trustees, partners or employees of the Adviser or its affiliates; taxes (including any income or franchise taxes) and governmental fees; costs of any liability, uncollectible items of deposit and other insurance (including directors’ and officers’ errors and omissions insurance) or fidelity bonds; any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Trust or the Fund for violation of any law; legal, accounting and auditing expenses, including legal fees of counsel to the Trust or the Fund for services rendered to the Trust or the Fund and legal fees of special counsel for the trustees who are not interested persons of the Fund or the Adviser (“Independent Trustees”); charges of custodians, transfer agents, proxy voting services and expenses relating to proxy solicitation and tabulation services and services of other agents; costs of preparing share certificates; expenses of  printing and mailing prospectuses and supplements thereto for shareholders, reports and statements to shareholders and proxy materials; all expenses incidental to holding shareholder and Board meetings; costs incurred for any pricing or valuation services; any expenses of the Adviser resulting from new services necessitated by regulatory or legal changes affecting mutual funds occurring after the date of this Agreement; any extraordinary expenses (including fees and disbursements of counsel) incurred by the Trust or Fund; and fees and other expenses incurred in connection with membership in investment company organizations.

7.           Compensation.  For the services provided and the expenses assumed pursuant to this Agreement with respect to the Fund, the Trust will pay the Adviser, effective from the date of this Agreement, a fee which is computed daily and paid monthly from the Fund’s assets at the annual rates as percentages of the Fund’s average daily net assets as set forth in the attached Schedule A, which Schedule can be modified from time to time to reflect changes in annual rates or the addition or deletion of the Fund from the terms of this Agreement, subject to appropriate approvals required by the 1940 Act.  If this Agreement becomes effective or terminates with respect to the Fund before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.

8.           Limitation of Liability of the Adviser.  The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Fund in connection with the matters to which this Agreement relates except a loss resulting from the willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  Any person, even though also an officer, partner, employee, or agent of the Adviser, who may be or become an officer, Board member, employee or agent of the Trust shall be deemed, when rendering services to the Trust or acting in any business of the Trust, to be rendering such services to or acting solely for the Trust and not as an officer, partner, employee, or agent or one under the control or direction of the Adviser even though paid by it.

9.         Duration and Termination.  The term of this Agreement shall begin on the date first above written and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect until the earlier of (i) 150 days from the date first above written, or (ii) the effective date of a new investment advisory agreement by and between the Trust on behalf of the Fund, and the Adviser, that has been approved by a vote of the majority of the outstanding voting securities of the Fund; provided, however, that it shall remain in effect for such longer period as the Securities and Exchange Commission (“SEC”) or its staff shall permit.  This Agreement may be terminated at any time with respect to the Fund, without payment of any penalty, by vote of the Board, including a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Fund, or by Adviser on 60 days’ written notice to the other party.  This Agreement shall terminate automatically in the event of its assignment.

10.           Amendments.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement as to the Fund shall be effective until approved by the Board and the Fund’s shareholders to the extent required by the 1940 Act.

11.           Trust and Shareholder Liability.  The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to the Fund, the obligations hereunder shall be limited to the respective assets of the Fund.  The Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of the Trust.

12.           Non-Binding Agreement.  This Agreement is executed by the Trust’s Trustees and/or officers in their capacities as Trustees and/or officers and the obligations of this Agreement are not binding upon any of them or the shareholders individually; rather, they are binding only upon the assets and property of the Trust.

13.           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act.  To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

14.           Definitions.  As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person,” and “assignment” shall have the same meanings as such terms have in the 1940 Act.

15.           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior amendments and understandings relating to the subject matter hereof.

16.           Notices.  All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust (attention: Secretary) or the Adviser (attention: General Counsel) (or to such other address or contact as shall be designated by the Trust or the Adviser in a written notice to the other party) in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed to be given on the date delivered or mailed in accordance with this Paragraph 16.

17.           Force Majeure.  The Adviser shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Adviser shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

18.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

19.           The 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

20.           Headings.  The headings in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                       PINEBRIDGE MUTUAL FUNDS

                       By: /s/ Robin Thorn

                       PINEBRIDGE INVESTMENTS LLC

                       By: /s/ Hans Danielsson

SCHEDULE A

Advisory Fees

As compensation pursuant to Paragraphs 1 and 7 of the Interim Investment Advisory Agreement for services rendered pursuant to such Agreement, the Fund shall pay to the Adviser a fee, computed daily and paid monthly, at the following annual rates as a percentage of the Fund’s average daily net assets:

Fund                                                                                                Advisory Fee

PineBridge US Small Cap Growth Fund                                                                                                      0.90%